Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and the related prospectus of Brookfield Renewable Corporation (the “Company”) and Brookfield Renewable Partners L.P. filed on the date hereof and to the incorporation by reference therein of our report dated February 26, 2021, with respect to the consolidated statements of financial position of the Company as at December 31, 2020 and 2019 and the consolidated statements of income (loss), comprehensive income (loss), changes in equity and cash flows for each of the years in the three-year period ended December 31, 2020, included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

August 11, 2021